RESIGNATION


      I, Jennifer Merhib, a member of the Board of Directors and Officer of Strat Petroleum, LTD., a Wyoming Corporation, hereby tender and submit my resignation as a member of the Board of Directors and as Sole President, and Director of the above named Corporation, and all subsidiaries of said corporation, such resignation to be effective the 12th day of July 2004.


      DATED at Pembroke Pines Florida, this 12th day of July 2004.



                                                        /s/ Jennifer Merhib
                                                        -------------------
                                                        Jennifer Merhib





                                 ACKNOWLEGMENT



State of Florida


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      0n this_______day of July, 2004, personally appeared before me, a Notary
Public, Jennifer Mcrhib, proven to me to be the person described in and who executed the foregoing instrument, who did acknowledge to me that she executed the same freely and voluntarily and for the uses and purposes therein mentioned.

      Witness my hand and official seal.





                                              Notary Public